News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES SUMMARIZES SPECIAL CHARGES FOR THE FOURTH QUARTER AND FULL YEAR 2008

HOUSTON, Jan. 21, 2009 -- Continental Airlines (NYSE: CAL) expects to record several special items during the fourth quarter of 2008 totaling $170 million of expense ($234 million of expense for the full year 2008).  Special gains (charges) for the three months ending Dec. 31, 2008, and for full year 2008, are as follows (in millions):

	Three Months Ended Dec. 31, 2008	Year Ended Dec. 31, 2008
Pension plan settlement charges	$ (44)	$ (52)
Aircraft related charges, net of gains on sales	5	(40)
Severance	(1)	(34)
Route impairment and other	-	(55)
Subtotal operating special charges	$ (40)	$(181)

Loss on fuel contract with bankrupt counterparty	$(125)	$(125)
Gain on sale of COPA Holdings	-	78
Write-down in value of auction rate securities, net	(5)	(34)
Subtotal non-operating special items	$(130)	$ (81)

Income tax credit	-	28
Total	$(170)	$(234)

Pension plan settlement charges. The pension plan settlement charges relate to lump-sum distributions from Continental’s pilot-only frozen defined benefit plan as a result of a number of retirements from the capacity reductions in 2008. Statement of Financial Accounting Standards No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” requires the use of settlement accounting if, for a given year, lump sum distributions exceed the total of the service cost and interest cost components of current year’s pension expense for the plan. Under settlement accounting, unrecognized plan gains or losses must be recognized in the current period in proportion to the percentage reduction of the plan’s projected benefit obligation from these lump sum distributions. Continental recognized $44 million and $52 million of unrecognized plan losses for the fourth quarter and full year 2008, respectively.

Aircraft related charges, net of gains on sales.  Continental announced a decision in June 2008 to retire all of its Boeing 737-300 aircraft and a significant portion of its Boeing 737-500 aircraft by the end of 2009.  During the fourth quarter, the company sold two owned 737-500 aircraft and arranged for the sale of three other 737-500 leased aircraft for a net gain of $7 million.  This gain was partially offset by a $2 million charge for future lease costs associated with one 737-300 leased aircraft that was permanently grounded in the fourth quarter, as well as other settlements on grounded aircraft, which resulted in a net special gain of $5 million for the quarter.  For the full year 2008, the net special charge consists of $37 million of impairment of owned 737-300 and 737-500 aircraft and related assets, a non-cash charge of $14 million to write down spare parts and supplies for the related fleets to the lower of cost or net realizable value, and $14 million of charges for future lease costs on permanently grounded 737-300 aircraft, partially offset by $25 million of gains on the sale of ten 737-500 aircraft.

Severance.  In conjunction with the company’s capacity reductions announced in June 2008, Continental incurred $34 million in costs for severance and continuing medical coverage benefits for employees accepting early retirement packages or company-offered leaves of absence during 2008 ($1 million of which was recorded during the fourth quarter of 2008).  Approximately 3,000 positions were eliminated as a result of the capacity reductions, the majority of which were implemented in September 2008.

Impairment and other.  During the full year 2008, the company also recorded $55 million of special charges, which included an $18 million non-cash charge to write off an intangible route asset as a result of its decision to move its London-Newark Liberty flights from London Gatwick Airport to London Heathrow Airport, $14 million of charges related to future rents for leased space at locations that are no longer expected to be used or subleased, a $9 million charge for reimbursements to ExpressJet of certain costs related to capacity reductions, and $14 million of other one-time costs.

Loss on fuel contracts with bankrupt counterparty.  The parent company of one of the counterparties to several of the company’s fuel derivative contracts declared bankruptcy on Sept. 15, 2008 (and the counterparty subsequently declared bankruptcy on Oct. 3, 2008).  The derivative contracts with this counterparty largely consisted of crude oil collars (comprised of option contracts with both call and put options) that extended through March 2009.  The company determined that its fuel derivative contracts with this counterparty were no longer considered highly-effective hedges and has recorded subsequent changes in the fair value of the contracts since that determination date (of Sept. 15, 2008) as part of nonoperating income (expense).  The total amount of the loss recorded during the fourth quarter as a result of changes to the fair value of the contracts was $125 million.  In January of 2009, Continental terminated all the derivative contracts with this bankrupt counterparty.

Gain on sale of COPA Holdings.  Continental sold all of its remaining interest in Copa Holdings, S.A. in May 2008 for net proceeds of $149 million and recognized a gain of $78 million.

Write-down in value of auction rate securities, net.  Continental recorded a loss of $60 million during 2008 ($31 million during the fourth quarter) to reflect an other-than-temporary decline in the value of company-held student loan related auction rate securities.  Separately, during the fourth quarter, one institution granted Continental a put right permitting the company to sell its auction rate securities with a par value of $125 million in 2010 at their full par value.  The company recorded a gain of $26 million during the fourth quarter for this put right.  The write-down, net of the gain on the put right, was $5 million during the fourth quarter and $34 million for the full year 2008.

Income tax credit.  During the three months ended June 30, 2008, Continental recorded a non-cash income tax credit of $28 million resulting from the higher utilization of net operating loss carryforwards than had previously been anticipated.

Continental will conduct a quarterly telephone briefing to discuss the fourth quarter and full year 2008 results and the company’s financial and operating outlook with the financial community and news media on Jan. 29, 2008, at 9:30 a.m. CT/ 10:30 a.m. ET.

Corporate Background

Continental Airlines is the world’s fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 2,800 daily departures throughout the Americas, Europe and Asia, serving 135 domestic and 132 international destinations. More than 675 additional points are served via alliance partners. With more than 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

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